As filed with the Securities and Exchange Commission on December 3, 2001

Registration No. 333-70492

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLEXTRONICS INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in Its Charter)

Singapore (State or Other Jurisdiction of Incorporation)	Not Applicable (I.R.S. Employer Identification No.)

36 Robinson Road, #18-01
City House
Singapore 06887
(65) 299-8888
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Michael E. Marks
Chief Executive Officer
Flextronics International Ltd.
36 Robinson Road, #18-01
City House
Singapore 06887
(65) 299-8888
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Timothy Stewart, Esq. Flextronics International Ltd. c/o Flextronics International USA, Inc. 2090 Fortune Drive San Jose, CA 95131	David K. Michaels, Esq. Andrew H. Feller, Esq. Fenwick & West LLP Two Palo Alto Square Palo Alto, California 94306

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

FORWARD-LOOKING STATEMENTS
FLEXTRONICS INTERNATIONAL LTD.
ENFORCEMENT OF CIVIL LIABILITIES
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
EXHIBIT INDEX
Exhibit 5.1
Exhibit 23.1
Exhibit 23.2

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 3, 2001

FLEXTRONICS INTERNATIONAL LTD.
Up To 4,175,191 Ordinary Shares

     The aggregate number of up to 4,175,191 ordinary shares covered by this prospectus represent the maximum number of shares which will be issued by us pursuant to our acquisition of Instrumentation Engineering, Inc. These ordinary shares, when issued, may be offered and sold over time by the shareholders named in this prospectus under the heading “Selling Shareholders,” by their pledgees or donees, or by other transferees that receive the ordinary shares in transfers other than public sales.

     The selling shareholders may sell their Flextronics shares on the Nasdaq National Market, on the over-the-counter market, in connection with the writing of exchange-traded call options, in negotiated transactions or otherwise, and these sales may be at prevailing market prices or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling shareholders, and this compensation might be in excess of the compensation customary in the type of transaction involved. See “Plan of Distribution.”

     We will not receive any of the proceeds from the sale of these shares.

     The ordinary shares are quoted on the Nasdaq National Market under the symbol “FLEX.” On November 30, 2001, the closing sale price of the ordinary shares was $25.00 per share.

This investment involves a high degree of risk. See “Risk Factors” beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2001.

FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents incorporated by reference in the prospectus, contains forward-looking statements. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions identify these forward-looking statements. These forward-looking statements are contained principally under the headings “Flextronics International Ltd.” and “Risk Factors.” Because these forward-looking statements are also subject to risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements are those described in “Risk Factors.”

     In addition, these forward-looking statements are subject to the other risks and uncertainties discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Factors Affecting Operating Results” in our most recent reports filed with the Securities and Exchange Commission on Form 10-K and Form 10-Q. We undertake no obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.

FLEXTRONICS INTERNATIONAL LTD.

     We are a leading provider of advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the handheld electronics devices, information technologies infrastructure, communications infrastructure and computer and office automation industries. We provide a network of design, engineering and manufacturing operations in 27 countries across four continents. Our strategy is to provide customers with end-to-end solutions where we take responsibility for engineering, supply chain management, new product introduction and implementation, manufacturing and logistics management, with the goal of delivering of a complete packaged product. In addition to the assembly of complex printed circuit boards and complete systems and products, our manufacturing services include the fabrication and assembly of plastic and metal enclosures and fabrication of printed circuit boards and backplanes, which are printed circuit boards into which other printed circuit boards or cards may be inserted. In addition, through our photonics division, we manufacture and assemble components for use in optical networks and integrate them into printed circuit board assemblies and other systems. Throughout the production process, we offer design and technology services; logistics services, such as materials procurement, inventory management, vendor management, packaging and distribution; and automation of key components of the supply chain through advanced information technologies. In addition, we have added other after-market services such as network installation. We believe that our size and global presence, our ability to provide a full spectrum of design, manufacturing and logistics services and our advanced information technology expertise enable us to win large programs from leading multinational OEMs for the manufacture of advanced electronics products.

ENFORCEMENT OF CIVIL LIABILITIES

     We are incorporated in Singapore under the Companies Act. Some of our directors and executive officers reside in Singapore. All or a substantial portion of the assets of such persons, and a substantial portion of our assets, are located outside the United States. As a result, it may not be possible for persons purchasing ordinary shares to effect service of process within the United States upon such persons or Flextronics or to enforce against them, in the United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Singapore legal advisors, Allen & Gledhill, that there is doubt as to the enforceability in Singapore courts, either in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated upon the federal securities laws of the United States.

RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including the information incorporated by reference, before deciding to invest in our ordinary shares. If any of the risks described below materializes, our operating results and financial condition could be adversely affected and the trading price of our ordinary shares could decline.

If we do not manage effectively changes in our operations, our business may be harmed.

     We have grown rapidly in recent periods. Our workforce has more than doubled in size over the last year as a result of internal growth and acquisitions. This growth is likely to strain considerably our management control systems and resources, including decision support, accounting management, information systems and facilities. If we do not continue to improve our financial and management controls, reporting systems and procedures to manage our employees effectively and to expand our facilities, our business could be harmed.

     We plan to increase our manufacturing capacity in low-cost regions by expanding our facilities and adding new equipment. This expansion involves significant risks, including, but not limited to, the following:

•	we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

•	we may not efficiently and effectively integrate new operations and information systems, expand our existing operations and manage geographically dispersed operations;

•	we may incur cost overruns;

•	we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could harm our growth and our ability to meet customers’ delivery schedules; and

•	we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

     In addition, we expect to incur new fixed operating expenses associated with our expansion efforts that will increase our cost of sales, including substantial increases in depreciation expense and rental expense. If our revenues do not increase sufficiently to offset these expenses, our operating results would be seriously harmed. Our expansion, both through internal growth and acquisitions, has contributed to our incurring significant unusual charges. As a result of acquisitions and rapid changes in our markets, we recorded unusual charges for merger related costs and related facility closure costs of approximately $524.9 million, net of tax, for the fiscal year ended March 31, 2001 and approximately $383.2 million, net of tax, for the second quarter ended September 30, 2001.

We depend on the handheld electronics devices, information technologies infrastructure, communications infrastructure and computer and office automation industries which continually produce technologically advanced products with short life cycles; our inability to continually manufacture such products on a cost-effective basis could harm our business.

     We depend on sales to customers in the handheld devices, information technologies infrastructure, communications infrastructure and computer and office automation industries. For the first six months of fiscal 2002, we derived approximately 31% of our revenues from customers in the handheld devices industry, which includes cell phones, pagers and personal digital assistants; approximately 22% of our revenues from providers of information technologies infrastructure, which includes servers, workstations, storage systems, mainframes, hubs and routers ; approximately 20% of our revenues from providers of communications infrastructure, which includes equipment for optical networks, cellular base stations, radio frequency devices, telephone exchange and access switches and broadband devices; approximately 10% of our revenue from customers in the computers and office automation industry, which includes copiers, scanners, graphic cards, desktop and notebook computers and peripheral devices such as printers and projectors; and approximately 5% of our revenues from the consumer devices industry, including set-top boxes, home entertainment equipment, cameras and home appliances. The remaining 12% of our revenue was derived from customers in a variety of other industries, including the medical, automotive, industrial and instrumentation industries. Factors affecting these industries in general could seriously harm our customers and, as a result, us. These factors include:

•	Rapid changes in technology, which result in short product life cycles;

•	the inability of our customers to successfully market their products, and the failure of these products to gain widespread commercial acceptance; and

•	recessionary periods in our customers’ markets.

Our customers may cancel their orders, change production quantities or delay production.

     EMS providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers and we continue to experience reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Many of our customers’ industries are experiencing a significant decrease in demand for their products and services. The generally uncertain economic condition of several of the industries of our customers has resulted, and may continue to result, in some of our customers delaying the delivery of some of the products we manufacture for them, and placing purchase orders for lower volumes of products than previously anticipated. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations by reducing the volumes of products manufactured by us for the customers and delivered in that period, as well as causing a delay in the repayment of our expenditures for inventory in preparation for customer orders and lower asset utilization resulting in lower gross margins.

     In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers’ commitments and the possibility of rapid changes in demand for their products reduce our ability to estimate accurately future customer requirements. This makes it difficult to schedule production and maximize utilization of our manufacturing capacity. We often increase staffing, increase capacity and incur other expenses to meet the anticipated demand of our customers, which may cause reductions in our gross margins if customer orders are delayed or cancelled. Anticipated orders may not materialize, and delivery schedules may be deferred as a result of changes in demand for our customers’ products. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have increased our manufacturing capacity, and plan further increases, we may not have sufficient capacity at any given time to meet our customers’ demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand could harm our gross profit and operating income.

Our operating results vary significantly.

     We experience significant fluctuations in our results of operations. Some of the principal factors that contribute to these fluctuations are:

•	changes in demand for our services;

•	our effectiveness in managing manufacturing processes and costs in order to decrease manufacturing expenses;

•	the mix of the types of manufacturing services we provide, as high-volume and low-complexity manufacturing services typically have lower gross margins than more complex and lower volume services;

•	changes in the cost and availability of labor and components, which often occur in the electronics manufacturing industry and which affect our margins and our ability to meet delivery schedules;

•	the degree to which we are able to utilize our available manufacturing capacity;

•	our ability to manage the timing of our component purchases so that components are available when needed for production, while avoiding the risks of purchasing inventory in excess of immediate production needs; and

•	local conditions and events that may affect our production volumes, such as labor conditions, political instability and local holidays.

     One of our significant end-markets is the consumer electronics market. This market exhibits particular strength toward the end of the calendar year in connection with the holiday season. As a result, we have historically experienced stronger revenues in our third fiscal quarter as compared to our other fiscal quarters.

     We are reconfiguring certain of our operations to further increase our concentration in low-cost locations. This shift of operations resulted in a restructuring charge of $275.6 million, net of tax, in the fourth quarter of fiscal 2001 and $383.2 million, net of tax, in the second quarter of fiscal 2002. At the end of the second quarter of fiscal 2002 , $276.7 million of these closure costs remained to be paid.

     In addition, many of our customers are currently experiencing increased volatility in demand, and in many cases reduced demand, for their products. This increases the difficulty of anticipating the levels and timing of future revenues from these customers, and could lead them to defer delivery schedules for products or reduce their volumes of purchases. This would lead to a delay or reduction in our revenues from these customers. Any of these factors or a combination of these factors could seriously harm our business and result in fluctuations in our results of operations.

We may encounter difficulties with acquisitions, which could harm our business.

     Since the beginning of fiscal 2001, we have completed over 20 acquisitions of businesses and manufacturing facilities, and we expect to continue to acquire additional businesses and facilities in the future. Any future acquisitions may require additional debt or equity financing, or the issuance of shares in the transaction. This could increase our leverage or be dilutive to our existing shareholders. We may not be able to identify and complete acquisitions in the future to the same extent as the past, or at all.

     To integrate acquired businesses, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration may be further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business.

     In addition, acquisitions involve a number of other risks and challenges, including:

•	diversion of management’s attention;

•	potential loss of key employees and customers of the acquired companies;

•	lack of experience operating in the geographic market or industry sector of the acquired business;

•	an increase in our expenses and working capital requirements, which reduces our return on invested capital; and

•	exposure to unanticipated contingent liabilities of acquired companies.

     Any of these and other factors could harm our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition.

Our strategic relationships with Ericsson and other major customers create risks.

     In April 2001, we entered into a definitive agreement with Ericsson with respect to our management of its mobile telephone operations. Our ability to achieve any of the anticipated benefits of this relationship is subject to a number of risks, including our ability to meet Ericsson’s volume, product quality, timeliness and price requirements, and to achieve anticipated cost reductions. If demand for Ericsson’s mobile phone products declines, Ericsson may purchase a lower quantity of products from us than we anticipate. If Ericsson’s requirements exceed the volume anticipated by us, we may not be able to meet these requirements on a timely basis. Our inability to meet Ericsson’s volume, quality, timeliness and cost requirements, and to quickly resolve any issues with Ericsson, could seriously harm our results of operations. As a result of these and other risks, we may be unable to achieve anticipated levels of profitability under this arrangement, and it may not result in any material revenues or contribute positively to our net income per share. Due to our relationship with Ericsson, other OEMs may not wish to obtain logistics or operations management services from us.

     We have entered into strategic relationships with other customers, and plan to continue to pursue such relationships. These relationships generally involve many, or all, of the risks involved in our new relationship with Ericsson. Similar to our other customer relationships, there are no volume purchase commitments under these relationships, and the revenues we actually achieve may not meet our expectations. In anticipation of future activities under these strategic relationships, we are incurring substantial expenses as we add personnel and manufacturing capacity and procure materials. Our operating results will be seriously harmed if sales do not develop to the extent and within the time frame we anticipate.

We depend on the continuing trend of outsourcing by OEMS.

     Future growth in our revenue depends on new outsourcing opportunities in which we assume additional manufacturing and supply chain management responsibilities from OEMs. To the extent that these opportunities are not available, either because OEMs decide to perform these functions internally or because they use other providers of these services, our future growth would be limited.

Our acquisition of divested assets and facilities from OEMs can result in unfavorable pricing terms and difficulties in integrating the acquired assets, which may harm our results of operations.

     In the past, we have entered into arrangements to acquire manufacturing assets and facilities from OEMs, and then to use the assets and facilities to provide electronics manufacturing services to the OEM. For example, we recently agreed to acquire facilities in Canada, Brazil, Mexico and Malaysia from Xerox, and will be using these facilities to manufacture office copiers for Xerox. We intend to continue to pursue these transactions in the future. There is frequently competition among EMS companies for these transactions, and this competition may increase. These OEM divestiture transactions have contributed to a significant portion of our revenue growth, and if we fail to complete similar transactions in the future, our revenue growth could be harmed. As part of these arrangements, we typically enter into manufacturing services agreements with these OEMs. These agreements generally do not require any minimum volumes of purchases by the OEM, and the actual volume of purchases may be less than anticipated. The arrangements entered into with divesting OEMs typically involve many risks, including the following:

•	to acquire the facility, we may need to pay a purchase price to the divesting OEMs that exceeds the value we may realize from the future business of the OEM;

•	the integration into our business of the acquired assets and facilities may be time-consuming and costly;

•	we, rather than the divesting OEM, bear the risk of excess capacity at the acquired facility;

•	we may not achieve anticipated cost reductions and efficiencies at the acquired facility;

•	if the OEM’s requirements exceed the volume anticipated by us, we may be unable to meet the expectations of the OEM as to product quality, timeliness and cost reductions; and

•	if the volume of purchases by the OEM are less than anticipated, we may not be able to sufficiently reduce the expenses of operating the facility or use the facility to provide services to other OEMs, and as a result the transaction may adversely affect our gross margins and profitability.

If we do not successfully manage and integrate the acquired assets and achieve anticipated cost reductions, our revenues and gross margins may decline and our results of operations would be harmed.

The majority of our sales come from a small number of customers; if we lose any of these customers, our sales could decline significantly.

     Sales to our ten largest customers have represented a significant percentage of our net sales in recent periods. Our ten largest customers in the first six months of fiscal 2002 and fiscal 2001 accounted for approximately 64% and 58%, respectively, of net sales in those periods, with Ericsson accounting for approximately 26% of net sales in the first six months of fiscal 2002. No other customer accounted for more than 10% of net sales in the first six months of fiscal 2002. No customer accounted for more than 10% of net sales in the corresponding period of fiscal 2001.

     The identity of our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would seriously harm our business. If we are not able to timely replace expired, canceled or reduced contracts with new business, our revenues could be harmed.

Our industry is extremely competitive.

     The EMS industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of internal production. Some of our competitors have substantially greater market share and manufacturing, financial and marketing resources than us.

     In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could seriously harm our operating results.

We may be adversely affected by shortages of required electronic components.

     At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for these components. In some cases, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production, of assemblies using that component, which has contributed to an increase in our inventory levels. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing and shipping delays, which could harm our relationships with current or prospective customers and reduce our sales.

Our customers may be adversely affected by rapid technological change.

     Our customers compete in markets that are characterized by rapidly changing technology, evolving industry standards and continuous improvement in products and services. These conditions frequently result in short product life cycles. Our success will depend largely on the success achieved by our customers in developing and marketing their products. If technologies or standards supported by our customers’ products become obsolete or fail to gain widespread commercial acceptance, our business could be adversely affected.

We are subject to the risk of increased income taxes.

     We have structured our operations in a manner designed to maximize income in countries where:

•	tax incentives have been extended to encourage foreign investment; or

•	income tax rates are low.

     We base our tax position upon the anticipated nature and conduct of our business and upon our understanding of the tax laws of the various countries in which we have assets or conduct activities. However, our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect. We cannot determine in advance the extent to which some jurisdictions may require us to pay taxes or make payments in lieu of taxes.

     Several countries in which we are located allow for tax holidays or provide other tax incentives to attract and retain business. These tax incentives expire over various periods from 2002 to 2010 and are subject to certain conditions with which we expect to comply. We have obtained tax holidays or other incentives where available, primarily in China, Malaysia and Hungary. In these three countries, we generated an aggregate of approximately $2.6 billion of our total revenues for the fiscal year ended March 31, 2001. Our taxes could increase if certain tax holidays or incentives are not renewed upon expiration, or tax rates applicable to us in such jurisdictions are otherwise increased. In addition, further acquisitions of businesses may cause our effective tax rate to increase.

We conduct operations in a number of countries and are subject to risks of international operations.

     The geographical distances between the Americas, Asia and Europe create a number of logistical and communications challenges. These challenges include managing operations across multiple time zones, directing the manufacture and delivery of products across distances, coordinating procurement of components and raw materials and their delivery to multiple locations, and coordinating the activities and decisions of the core management team, which is based in a number of different countries. Facilities in several different locations may be involved at different stages of the production of a single product, leading to additional logistical difficulties.

     Because our manufacturing operations are located in a number of countries throughout East Asia, the Americas and Europe, we are subject to the risks of changes in economic and political conditions in those countries, including:

•	fluctuations in the value of local currencies;

•	labor unrest and difficulties in staffing;

•	longer payment cycles resulting from differences in local customer;

•	increases in duties and taxation levied on our products;

•	imposition of restrictions on currency conversion or the transfer of funds;

•	limitations on imports or exports of components or assembled products, or other travel restrictions;

•	expropriation of private enterprises; and

•	a potential reversal of current favorable policies encouraging foreign investment or foreign trade by our host countries.

     The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as “most favored nation” status and trade preferences for some Asian nations. In addition, some countries in which we operate, such as Brazil, the Czech Republic, Hungary, Mexico, Malaysia and Poland, have experienced periods of slow or negative growth, high inflation, significant currency devaluations or limited availability of foreign exchange. Furthermore, in countries such as China and Mexico, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us. Finally, we could be seriously harmed by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

Recent terrorist actions may affect our ability to correctly time shipments into and out of the United States.

     Our ability to effectively manage our supply chain and deliver products on a timely basis to our customers may be adversely affected by the reduced flight schedules of many commercial airlines and delivery services, and increased security precautions instituted in response to the terrorist actions in New York City and Washington, D.C., on September 11, 2001. The changes in flight schedules and additional security measures may negatively affect our ability to accurately predict the delivery times of components and completed systems. For example, delays in delivery of a particular component could result in delays in production of assemblies using that component, and to delays in shipping those assemblies to customers who may require timely delivery into their distribution channels. Our inability to accurately predict these delivery times could negatively affect our relationships with those customers and seriously harm our business.

We depend on our executive officers.

     Our success depends to a large extent upon the continued services of our executive officers. Generally our employees are not bound by employment or non-competition agreements, and we cannot assure that we will retain our executive officers and other key employees. We could be seriously harmed by the loss of any our executive officers. In addition, in order to manage our growth, we will need to recruit and retain additional skilled management personnel and if we are not able to do so, our business and our ability to continue to grow could be harmed.

We are subject to environmental compliance risks.

     We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. In addition, we are responsible for cleanup of contamination at some of our current and former manufacturing facilities and at some third party sites. If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or the results of future testing and analyses at our current or former operating facilities indicate that we are responsible for the release of hazardous substances, we may be subject to additional remediation liability. Further, additional environmental matters may arise in the future at sites where no problem is currently known or at sites that we may acquire in the future. Currently unexpected costs that we may incur with respect to environmental matters may result in additional loss contingencies, the quantification of which cannot be determined at this time.

The market price of our ordinary shares is volatile.

     The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies. These fluctuations have often been unrelated to or disproportionately impacted by the operating performance of these companies. The market for our ordinary shares may be subject to similar fluctuations. Factors such as fluctuations in our operating results, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may cause the market price of our ordinary shares to decline.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling shareholders.

SELLING SHAREHOLDERS

     The following table sets forth information regarding the selling shareholders named below, the shares that may be offered and sold from time to time by the selling shareholders pursuant to this prospectus, and the nature of any position, office or other material relationship which each selling shareholder named below has had with Flextronics. The selling shareholders named below, together with any pledgee or donee of any named selling shareholders, and any person who may purchase shares offered hereby from any named selling shareholders in a private transaction in which they are assigned the shareholders’ rights to registration of their shares, are referred to in this prospectus as the “selling shareholders.”

     All of the shares that may be offered and sold pursuant to this prospectus were acquired by the named selling shareholders in connection with our acquisition of Instrumentation Engineering, Inc. Percentage ownership is based upon 486,598438 outstanding ordinary shares of Flextronics as of September 1, 2001. The shares set forth in the following table do no include shares that may be issued to the selling shareholders after the date of this prospectus if the acquired business achieves certain specified financial targets.

     The selling shareholders may offer from time to time all or some of their shares under this prospectus. Because the selling shareholders are not obligated to sell their shares, and because the selling shareholders also may acquire our publicly traded ordinary shares, we cannot estimate how many shares the selling shareholders will own after this offering.

	Shares which may be Beneficially Owned

			Number of Shares
Name	Number	Percent	Being Offered

Kenneth Carroll	1,433,761	*	1,433,761
Scott Barber	1,391,591	*	1,391,591
Thomas Kohli	1,349,839	*	1,349,839

*Less than 1%.

Each of Messrs. Carroll, Barber and Kohli was an officer, director and greater than 10% shareholder of Instrumentation Engineering, Inc. until its acquisition by us.

PLAN OF DISTRIBUTION

     The selling shareholders may sell or distribute some or all of the shares registered hereby from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers, including pledgees. The selling shareholders may sell the shares on the Nasdaq National Market, on a national securities exchange, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices or at fixed prices, which may be changed. The selling shareholders may offer and sell some or all of their shares through:

•	a block trade in which a broker-dealer or other person may resell all or part of the block, as principal or agent, in order to facilitate the transaction;

•	purchases by a broker-dealer or other person, as principal, and a subsequent resale by the broker-dealer for its account;

•	pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     In addition, selling shareholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus. For example, the selling shareholders may:

•	enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling shareholders;

•	sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•	write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

•	enter into option transactions or other types of transactions that require the selling shareholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

•	lend the shares to a broker, dealer or other financial institution, which may sell the lent shares.

     These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered hereby, and such broker, dealer or other financial institution may resell such shares pursuant to this prospectus. Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and comply with the requirements of that rule.

     Brokers, dealers, agents or underwriters participating in transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders (and, if they act as agent for the purchaser of the shares, from such purchaser). The discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved.

     The selling shareholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither Flextronics nor the selling shareholders can presently estimate the amount of such compensation.

     We will pay substantially all of the expenses incident to this offering of the shares by the selling shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act, in connection with the offer and sale of the shares, and selling shareholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with certain states’ securities laws, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

     We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or omit to state a material fact required to be stated in this prospectus or necessary to make the statements in this prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling shareholder.

     The shares offered under this prospectus represent the maximum number of shares which will be issued by us to former shareholders of Instrumentation Engineering, Inc. in connection with the acquisition of that company by us pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof and/or Regulation D under the Securities Act. In connection with this acquisition, we agreed to register the ordinary shares offered under this prospectus under the Securities Act.

LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for us by Allen & Gledhill, Singapore.

EXPERTS

     Our consolidated financial statements and schedules appearing in our Annual Report on Form 10-K for the fiscal year ended March 31, 2001 filed with the SEC on June 29, 2001, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. In that report, that firm states that with respect to The DII Group, Inc. its opinion is based on the report of other independent public accountants, namely Deloitte & Touche LLP. The consolidated financial statements and supporting schedules referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in giving said reports.

     The consolidated financial statements and schedules of The DII Group, Inc. as of January 2, 2000 and for each of the two years in the period ended January 2, 2000, incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended March 31, 2001, incorporated by reference in this registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the ordinary shares offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our ordinary shares. Copies of this registration statement, along with the reports, proxy statements and other information filed with the SEC, may be read and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC’s website at “http://www.sec.gov.”

     The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2001;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2001, and September 30, 2001; and

•	the description of our ordinary shares contained in our Registration Statement on Form 8-A dated January 31, 1994.

     You may request a copy of these filings, at no cost, by writing or telephoning us at:

Flextronics International Ltd.
c/o Flextronics International USA, Inc.
2245 Lundy Drive
San Jose, California 95131
Attention: Laurette F. Slawson
Treasurer and Director of Investor Relations
Telephone: (408) 576-7000

     You may also review copies of documents that are incorporated by reference at our web site. The address of the site is http://www.flextronics.com. Information contained in our website does not constitute a part of this prospectus.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement, other than any information superseded by a later document filed with the SEC and incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders may not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

            , 2001

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee	$14,127.80
Printing and engraving expenses	$7,500.00
Legal expenses	$40,000.00
Blue Sky expenses	$5,000.00
Accounting fees and expenses	$30,000.00
Miscellaneous	$3,372.20
Total	$100,000.00

ITEM 15. Indemnification of Directors and Officers.

     Article 155 of the Flextronics articles provides that, subject to the Singapore Companies Act, every director or other officer shall be entitled to be indemnified by Flextronics against all liabilities incurred by him in the execution and discharge of his duties or in relation thereto, including any liability in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of Flextronics and in which judgment is given in his favor, or the proceedings otherwise disposed of without finding or admission of any material breach of duty; in which he is acquitted; or in connection with any application under any statute for relief from liability for any act or omission in which relief is granted to him by the court.

     In addition, no director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, joining in any receipt or other act for conformity, any loss or expense happening to Flextronics, through the insufficiency or deficiency of title to any property acquired by order of the directors for Flextronics or for the insufficiency or deficiency of any security upon which any of the moneys of Flextronics are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, willful default, breach of duty or breach of trust.

     Section 172 of the Companies Act prohibits a company from indemnifying its directors or officers against liability which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability except where the liability arises out of conduct involving dishonesty or a willful breach of duty, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application in relation to liability in which relief is granted to him by the court.

     Flextronics has entered into indemnification agreements with its officers and directors. These indemnification agreements provide Flextronics’ officers and directors with indemnification to the maximum extent permitted by the Companies Act. Flextronics has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Companies Act.

ITEM 16. Exhibits.

EXHIBIT
NUMBER	EXHIBIT TITLE

4.1	Memorandum and Articles of Association of the Registrant. (Incorporated by reference to Exhibit 3.01 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000.)

4.2	Indenture dated as of October 15, 1997 between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee. (Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K for event reported on October 15, 1997.)

4.3	Credit Agreement dated April 3, 2000 among the Registrant and its subsidiaries designated under the Credit Agreement as borrowers from time to time, the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, Fleet National Bank as documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent. (Incorporated by reference to Exhibit 10.26 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000.)

4.4	Credit Agreement dated as of April 3, 2000 among Flextronics International USA, Inc., The DII Group, Inc., the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, Fleet National Bank, as documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent. Certain schedules have been omitted. (Incorporated by reference to Exhibit 10.27 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000.)

4.5	First Amendment, dated June 15, 2000, to the Credit Agreement dated as of April 3, 2000 among Flextronics International USA, Inc., Flextronics Holdings USA, Inc. (formerly The DII Group, Inc.), the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, Fleet National Bank, as documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent. Certain schedules have been omitted. (Incorporated by reference to Exhibit 10.01 of the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2000.)

4.6	First Amendment, dated April 3, 2001, to the Credit Agreement dated April 3, 2000 among the Registrant and its subsidiaries designated under the Credit Agreement as borrowers from time to time, the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, Fleet National Bank as documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent. (Incorporated by reference to Exhibit 4.07 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001.)

4.7	Second Amendment, dated April 3, 2001, to the Credit Agreement dated as of April 3, 2000 among Flextronics International USA, Inc., Flextronics Holdings USA, Inc. (formerly The DII Group, Inc.), the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, Fleet National Bank, as documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent. Certain schedules have been omitted. (Incorporated by reference to Exhibit 4.08 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001.)

4.8	U.S. Dollar Indenture dated June 29, 2000 between the Registrant and Chase Manhattan Bank and Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for fiscal year ended March 31, 2000.)

4.9	Euro Indenture dated as of June 29, 2000 between Registrant and Chase Manhattan Bank and Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K for fiscal year ended March 31, 2000.)

EXHIBIT
NUMBER	EXHIBIT TITLE

5.1	Opinion of Allen & Gledhill with respect to the ordinary shares being registered.

23.1	Consent of Arthur Andersen LLP, Independent Public Accountants.

23.2	Consent of Deloitte & Touche LLP, Independent Auditors.

23.3	Consent of Allen & Gledhill (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page of this Registration Statement).

*Previously filed

ITEM 17. Undertakings.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 3rd day of December, 2001.

FLEXTRONICS INTERNATIONAL LTD.

By:	/s/ MICHAEL E. MARKS Michael E. Marks Chairman of the Board, Chief Executive Officer and Authorized U.S. Representative

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ MICHAEL E. MARKS Michael E. Marks	Chairman of the Board and Chief Executive Officer (principal executive officer)	December 3, 2001

/s/ ROBERT R.B. DYKES Robert R.B. Dykes	President, Systems Group and Chief Financial Officer (principal financial officer)	December 3, 2001

/s/ THOMAS J. SMACH Thomas J. Smach	Vice President, Finance (principal accounting officer)	December 3, 2001

* Michael J. Moritz	Director	December 3, 2001

* Richard L. Sharp	Director	December 3, 2001

Patrick Foley	Director

* Chuen Fah Alain Ahkong	Director	December 3, 2001

* Goh Thiam Poh Tommie	Director	December 3, 2001

*By:	/s/ ROBERT R.B. DYKES Robert R.B. Dykes	Attorney-in-fact

EXHIBIT INDEX

EXHIBIT
NUMBER	EXHIBIT TITLE

4.1	Memorandum and Articles of Association of the Registrant. (Incorporated by reference to Exhibit 3.01 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000.)

4.2	Indenture dated as of October 15, 1997 between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee. (Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K for event reported on October 15, 1997.)

4.3	Credit Agreement dated April 3, 2000 among the Registrant and its subsidiaries designated under the Credit Agreement as borrowers from time to time, the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, Fleet National Bank as documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent. (Incorporated by reference to Exhibit 10.26 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000.)

4.4	Credit Agreement dated as of April 3, 2000 among Flextronics International USA, Inc., The DII Group, Inc., the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, Fleet National Bank, as documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent. Certain schedules have been omitted. (Incorporated by reference to Exhibit 10.27 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000.)

4.5	First Amendment, dated June 15, 2000, to the Credit Agreement dated as of April 3, 2000 among Flextronics International USA, Inc., Flextronics Holdings USA, Inc. (formerly The DII Group, Inc.), the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, Fleet National Bank, as documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent. Certain schedules have been omitted. (Incorporated by reference to Exhibit 10.01 of the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2000.)

4.6	First Amendment, dated April 3, 2001, to the Credit Agreement dated April 3, 2000 among the Registrant and its subsidiaries designated under the Credit Agreement as borrowers from time to time, the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, Fleet National Bank as documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent. (Incorporated by reference to Exhibit 4.07 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001.)

4.7	Second Amendment, dated April 3, 2001, to the Credit Agreement dated as of April 3, 2000 among Flextronics International USA, Inc., Flextronics Holdings USA, Inc. (formerly The DII Group, Inc.), the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, Fleet National Bank, as documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent. Certain schedules have been omitted. (Incorporated by reference to Exhibit 4.08 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001.)

4.8	U.S. Dollar Indenture dated June 29, 2000 between the Registrant and Chase Manhattan Bank and Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for fiscal year ended March 31, 2000.)

EXHIBIT
NUMBER	EXHIBIT TITLE

4.9	Euro Indenture dated as of June 29, 2000 between Registrant and Chase Manhattan Bank and Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K for fiscal year ended March 31, 2000.)

5.1	Opinion of Allen & Gledhill with respect to the ordinary shares being registered.

23.1	Consent of Arthur Andersen LLP, Independent Public Accountants.

23.2	Consent of Deloitte & Touche LLP, Independent Auditors.

23.3	Consent of Allen & Gledhill (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page of this Registration Statement).

*Previously filed